Exhibit 10

PETER WEIL AGREEMENT

THIS AGREEMENT, dated as of September 12, 2006, is between ASHWORTH, INC., a Delaware corporation and its successors or assignees (“Ashworth”) and PETER M. WEIL, an individual (“Mr. Weil”).

1. ENGAGEMENT OF SERVICES. Ashworth is engaging the services, advice, expertise and counsel of Mr. Weil on subjects of corporate management and operations and decision-making within the Office of the Chairman. Subject to the terms of this Agreement, Mr. Weil will, to the best of his ability, render these duties which, during the term of this Agreement, will essentially require Mr. Weil’s full-time attention. All assignments to Mr. Weil must be approved by mutual agreement of Mr. Weil and either the Chairman of the Ashworth Board or the Ashworth Board of Directors (the “Board”) itself, and the scope of Mr. Weil’s authority and services with respect to such assignments will be similarly determined by mutual agreement. Mr. Weil agrees to serve as a member of Ashworth’s Office of the Chairman, which reports directly to the Chairman of the Board of Directors of the Company. Mr. Weil’s engagement hereunder is at will, and nothing in this Agreement shall confer any right with respect to the continuation of Mr. Weil’s engagement by Ashworth. Ashworth will make its employees, facilities and equipment reasonably available to Mr. Weil in order for him to perform his duties under this Agreement. Mr. Weil may not subcontract or otherwise delegate his obligations under this Agreement without Ashworth’s prior written consent.

2. COMPENSATION. In view of the time commitments associated with his duties under this Agreement as well as his continuing duties a Director on the Board, and until further action of the Board, Mr. Weil shall be compensated for all services under this Agreement and as a Director for the duration of service under this Agreement with an aggregate cash retainer of $30,000 per month (or pro rata portion of each month, as relevant), payable at the end of each month of service. In this regard and during the term of this Agreement, Mr. Weil shall not receive a separate cash retainer or per Board Meeting fees for his continuing service as a Director of the Board.

As additional compensation, Ashworth hereby grants to Mr. Weil a non-qualified stock option grant covering 25,000 shares of Ashworth’s common stock, with an exercise price equal to 100% of fair market value of the common stock on the date of grant. The foregoing option shall vest over a three-month period on a daily basis (inclusive of week-ends and holidays). Vesting shall cease upon termination of this Agreement, for any reason, and the option shall remain exercisable for a period of five (5) years after the date of grant. The foregoing option grant, and any future grants made pursuant to this Section 2, are in addition to, and not in lieu of, any and all stock option grants to Mr. Weil for his continuing service on the Board.

If this Agreement is not terminated earlier, a comparable stock option grant covering 25,000 shares of common stock shall be made on each three-month anniversary of the Effective Date with comparable terms and conditions.

Mr. Weil will promptly be reimbursed for reasonable out-of-pocket expenses incurred in connection with the performance of services under this Agreement provided Mr. Weil submits verification of such expenses as Ashworth may reasonably require. Upon termination of this Agreement for any reason, Mr. Weil will be paid fees and expenses earned or accrued through the date of termination.

3. INDEPENDENT CONTRACTOR RELATIONSHIP. Mr. Weil’s relationship with Ashworth will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Mr. Weil will not be entitled to any of the benefits that Ashworth may make available to its employees, such as group insurance, profit-sharing or retirement benefits. Mr. Weil will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to his performance of services and receipt of fees under this Agreement. Ashworth will regularly report amounts paid to Mr. Weil by filing Form 1099-MISC with the Internal Revenue Service as required by law. Because Mr. Weil is an independent contractor, Ashworth will not withhold or make payments for social security; make unemployment insurance or disability insurance contributions; or obtain worker’s compensation insurance on Mr. Weil’s behalf. Mr. Weil agrees to accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on fees paid to Mr. Weil , his agents or employees under this Agreement. Mr. Weil hereby agrees to indemnify and defend Ashworth against any and all such taxes or contributions, including penalties and interest.

4. TRADE SECRETS — INTELLECTUAL PROPERTY RIGHTS.

4.1 Proprietary Information. Mr. Weil agrees that, at all times during the term of this Agreement and at all times thereafter, he will take all steps necessary to hold all Proprietary Information (as defined below) in the strictest trust and confidence, will not directly or indirectly use any Proprietary Information in any manner or for any purpose not expressly set forth in this Agreement, will not directly or indirectly disclose any Proprietary Information to any third party, and will not exhibit, demonstrate, or otherwise display Proprietary Information without first obtaining the express prior written consent of the Chairman of the Board. “Proprietary Information” means any knowledge, data or other information of or relating to the Company not lawfully in the public domain, including, without limitation, the following:

(a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, prototypes, experimental work, computer programs, designs, and techniques (hereinafter collectively referred to as “Inventions”);

(b) information regarding development, plans for research, current products, new products, marketing and selling, business or strategic plans, strategies, budgets, licenses, unpublished financial statements, prices and costs, other financial information, suppliers and customers; and

(c) information regarding employees, other consultants and licensees or licensors of Ashworth, as well as the skills and compensation of such persons.

4.2 Third Party Information. Mr. Weil understands that Ashworth may receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Ashworth’s part to maintain the confidentiality of such information and use it only for certain limited purposes. Mr. Weil agrees to hold Third Party Information in confidence and not to directly or indirectly disclose to anyone (other than Ashworth personnel or authorized representatives who need to know such information in connection with their work for Ashworth) or to use, directly or indirectly, except in connection with Mr. Weil’s services for Ashworth, Third Party Information unless expressly authorized in writing by the Chairman of the Board.

4.3 No Conflict of Interest. Mr. Weil agrees during the term of this Agreement not to accept work or enter into a contract or accept an obligation, inconsistent or incompatible with Mr. Weil’s obligations under this Agreement or the scope of his duties rendered for Ashworth. Mr. Weil warrants that to the best of his knowledge that there is no existing contract or duty on Mr. Weil’s part that may conflict with the terms of this Agreement. Mr. Weil further agrees not to disclose to Ashworth, or bring onto Ashworth’s premises, or induce Ashworth to use any confidential information that belongs to anyone other than Ashworth or Mr. Weil.

4.4 Disclosure of Work Product. As used in this Agreement, the term “Work Product” means any Invention, whether or not patentable, and all related know-how, designs, mask works, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, prototypes, software or other copyrightable or patentable works. Mr. Weil agrees to disclose promptly in writing to Ashworth, or any person designated by Ashworth, all Work Product that is solely or jointly conceived, made, reduced to practice, or learned by Mr. Weil in the course of any work performed for Ashworth (“Ashworth Work Product”). Mr. Weil represents that any Work Product relating to Ashworth’s business or any project that Mr. Weil has made, conceived or reduced to practice at the time of signing this Agreement (“Prior Work Product”) has been disclosed in writing to Ashworth and attached to this Agreement as Exhibit A. If disclosure of any such Prior Work Product would cause Mr. Weil to violate any prior confidentiality agreement, Mr. Weil understands that he is not to list such Prior Work Product in Exhibit A but he will disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs, and the fact that full disclosure as to such Prior Work Product has not been made for that reason. A space is provided in Exhibit A for such purpose.

4.5 Ownership of Work Product. Mr. Weil agrees that any and all Inventions conceived, written, created or first reduced to practice in the performance of work under and related to this Agreement shall be the sole and exclusive property of Ashworth.

4.6 Assignment of Ashworth Work Product. Mr. Weil irrevocably assigns to Ashworth all right, title and interest worldwide in and to the Ashworth Work Product and all applicable intellectual property rights related to the Ashworth Work Product, including without limitation, copyrights, trademarks, trade secrets, patents, moral rights, contract and licensing rights (the “Proprietary Rights”). Except as set forth below, Mr. Weil retains no rights to use the Ashworth Work Product and agrees not to challenge the validity of Ashworth’s ownership in the Ashworth Work Product.

4.7 Waiver or Assignment of Other Rights. If Mr. Weil has any rights to the Ashworth Work Product that cannot be assigned to Ashworth, Mr. Weil unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against Ashworth with respect to such rights, and agrees, at Ashworth’s request and expense, to consent to and join in any action to enforce such rights. If Mr. Weil has any right to the Ashworth Work Product that cannot be assigned to Ashworth or waived by Mr. Weil, Mr. Weil unconditionally and irrevocably grants to Ashworth during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to reproduce, create derivative works of, distribute, publicly perform and publicly display by all means now known or later developed, such rights.

4.8 Assistance. Mr. Weil agrees to cooperate with Ashworth or its designee(s), both during and after the term of this Agreement, in the procurement and maintenance of Ashworth’s rights in Ashworth Work Product and to execute, when requested, any other documents deemed necessary by Ashworth to carry out the purpose of this Agreement. Mr. Weil agrees to promptly execute upon Ashworth’s request a signed transfer of copyright to Ashworth in the form attached to this Agreement as Exhibit B for all Ashworth Work Product subject to copyright protection, including, without limitation, computer programs, notes, sketches, drawings and reports.

4.9 Enforcement of Proprietary Rights. Mr. Weil will assist Ashworth in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Ashworth Work Product in any and all countries. To that end Mr. Weil will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Ashworth may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, Mr. Weil will execute, verify and deliver assignments of such Proprietary Rights to Ashworth or its designee. Mr. Weil’s obligation to assist Ashworth with respect to Proprietary Rights relating to such Ashworth Work Product in any and all countries shall continue beyond the termination of this Agreement, but Ashworth shall compensate Mr. Weil at a reasonable rate after such termination for the time actually spent by Mr. Weil at Ashworth’s request on such assistance.

4.10 Execution of Documents. In the event Ashworth is unable for any reason, after reasonable effort, to secure Mr. Weil’s signature on any document needed in connection with the actions specified in the preceding Sections 4.8 and 4.9, Mr. Weil hereby irrevocably designates and appoints Ashworth and its duly authorized officers and agents as his agent and attorney-in-fact, which appointment is coupled with an interest, to act for and on his behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Mr. Weil. Mr. Weil hereby waives and quitclaims to Ashworth any and all claims, of any nature whatsoever, that Mr. Weil now or may hereafter have for infringement of any Proprietary Rights assigned or attempted to be assigned hereunder to Ashworth.

5. MR. WEIL’S REPRESENTATIONS AND WARRANTIES. Mr. Weil hereby represents and warrants to Ashworth that:

(a) the Ashworth Work Product will be an original work of Mr. Weil and any third parties will have executed assignment of rights reasonably acceptable to Ashworth;

(b) neither the Ashworth Work Product nor any element thereof will infringe the Intellectual Property Rights of any third party;

(c) neither the Ashworth Work Product nor any element thereof will be subject to any restrictions or to any mortgages, liens, pledges, security interests, encumbrances or encroachments;

(d) Mr. Weil will not grant, directly or indirectly, any rights or interest whatsoever in the Ashworth Work Product to third parties;

(e) Mr. Weil has full right and power to enter into and perform this Agreement without the consent of any third party; and

(f) Mr. Weil will take all reasonably necessary precautions to prevent injury to any persons (including employees of Ashworth) or damage to property (including Ashworth’s property) during the term of this Agreement.

6. INDEMNIFICATION. Mr. Weil will indemnify and hold harmless Ashworth, its officers, directors,

employees, sublicensees, customers and agents from any and all claims, losses, liabilities, damages, expenses and costs (including actual attorneys’ fees and court costs) that result from a breach or alleged breach of any representation or warranty of Mr. Weil (a “Claim”) set forth in Section 5 of this Agreement, provided that Ashworth gives Mr. Weil written notice of any such Claim and Mr. Weil has the right to participate in the defense of any such Claim at his expense. Notwithstanding this right of participation, Ashworth retains the sole and exclusive right to select legal counsel for itself. From the date of written notice from Ashworth to Mr. Weil of any such Claim, Ashworth shall have the right to withhold from any payments due Mr. Weil under this Agreement the amount of any defense costs, plus additional reasonable amounts as security for Mr. Weil’s obligations under this Section 6.

7. TERMINATION.

7.1 Termination by Ashworth. Ashworth may terminate this Agreement at its convenience and without any breach by Mr. Weil upon written notice to Mr. Weil. Ashworth may also terminate this Agreement immediately in its sole discretion upon Mr. Weil’s material breach of Section 4 or any other section of this Agreement.

7.2 Termination by Mr. Weil. Mr. Weil may terminate this Agreement at any time upon written notice to Ashworth. Mr. Weil may also terminate this Agreement immediately in his sole discretion upon Ashworth’s material breach of this Agreement.

7.3 Return of Ashworth Property. Upon termination of the Agreement for any reason, Mr. Weil will deliver to Ashworth any and all drawings, notes, computer source or object code, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Ashworth Work Product, Third Party Information or Proprietary Information of Ashworth. Mr. Weil further agrees that any property situated on Ashworth’s premises and owned by Ashworth, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Ashworth personnel at any time with or without notice.

8. GENERAL PROVISIONS.

8.1 Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of California as applied to transactions taking place wholly within California between California residents, without giving effect to principles of conflict of laws. Mr. Weil hereby expressly and irrevocably consents to the personal jurisdiction of the state and federal courts located in San Diego County or Orange County, California for any lawsuit filed arising from or related to this Agreement and any suit arising from this Agreement shall be brought in those courts.

8.2 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

8.3 No Assignment. This Agreement may not be assigned by Mr. Weil without Ashworth’s prior written consent, and any such attempted assignment shall be void and of no effect.

8.4 Notices. All notices, requests and other communications under this Agreement must be in writing, and must be mailed by registered or certified mail, postage prepaid and return receipt requested, or delivered by hand to the party to whom such notice is required or permitted to be given. If mailed, any such notice will be considered to have been given three (3) business days after it was mailed, as evidenced by the postmark. If delivered by hand, any such notice will be considered to have been given when received by the party to whom notice is given, as evidenced by written and dated receipt of the receiving party. The mailing address for notice to either party will be the address shown on the signature page of this Agreement. Either party may change its mailing address by notice as provided by this section.

8.5 Legal Fees. If any dispute arises between the parties with respect to the matters covered by this Agreement which leads to a proceeding to resolve such dispute, the prevailing party in such proceeding shall be entitled to receive its actual attorneys’ fees, expert witness fees and out-of-pocket costs incurred in connection with such proceeding, in addition to any other relief it may be awarded.

8.6 Injunctive Relief. Mr. Weil agrees that any breach of this Agreement will result in irreparable and continuing damage to Ashworth for which there may be no adequate remedy at law, and the Ashworth is therefore entitled to seek injunctive relief in addition to such other and further relief as may be appropriate. All applicable actions may be taken by the Ashworth without bond and without prejudice to any other rights and remedies that the Ashworth may have for a breach of this Agreement. The failure of the Ashworth to promptly institute legal action upon any breach of this Agreement shall not constitute a waiver of that or any other breach hereof.

8.7 Survival. The following provisions shall survive termination of this Agreement: Section 4, Section 5, Section 6 and Section 8.

8.8 Export. Mr. Weil agrees not to export, directly or indirectly, any U.S. source technical data acquired from Ashworth or any products utilizing such data to countries outside the United States, which export may be in violation of the United States export laws or regulations.

8.9 Waiver. No waiver by Ashworth or Mr. Weil of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by Ashworth or Mr. Weil of any right under this Agreement shall be construed as a waiver of any other right. Neither Ashworth nor Mr. Weil shall be required to give notice to enforce strict adherence to all terms of this Agreement.

8.10 Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. The terms of this Agreement will govern all duties undertaken by Mr. Weil for Ashworth.

8.11 Counterparts. Facsimile transmission of any signed original of this Agreement will be deemed the same as delivery of an original. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and each of which together shall be deemed one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representative as of the 12th day of September, 2006.

ASHWORTH, INC.

By:	/s/ James B. Hayes

Name: James B. Hayes
Title: Chairman of the Board

PETER M. WEIL
/s/ Peter M. Weil

Peter M. Weil

For copyright registration purposes only, Mr. Weil needs to provide the following information:

Address:	Date of Birth:

Nationality or Domicile:

EXHIBIT A

PRIOR WORK PRODUCT DISCLOSURE

1. Except as listed in Section 2 below, the following is a complete list of all Prior Work Product that have been made or conceived or first reduced to practice by Mr. Weil alone or jointly with others prior to the date of this Agreement:

/x/	No inventions or improvements.

☐	See below:

List other work product here:

☐	Additional sheets attached.

     2. Due to a prior confidentiality agreement, Mr. Weil cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which Mr. Weil owes to the following party(ies):

Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐	Additional sheets attached.

EXHIBIT B

ASSIGNMENT OF COPYRIGHT

For good and valuable consideration which has been received, the undersigned sells, assigns and transfers to Ashworth, and its successors and assigns, the copyright in and to the following work, which was created by the following indicated author(s):

Title:

Author(s):

Copyright Office Identification No. (if any):

and all of the right, title and interest of the undersigned, vested and contingent, therein and thereto.

Executed this ___ day of	, 20___.

Signature:

Printed Name: